Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form F-3 (file no. 333-262441) of Guardforce AI Co., Limited, and inclusion in this Annual Report on Form 20-F of our report dated April 29, 2021 (except for Notes 2, 17, 18, 21 and 24 which are dated September 14, 2021) with respect to our audits of the consolidated financial statements of Guardforce AI Co., Limited and subsidiaries as of and for the years ended December 31, 2020 and 2019.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement on Form F-3.

/s/ Wei, Wei & Co., LLP

Flushing, New York

March 31, 2022